                                                                      EXHIBIT 12


                       ERP OPERATING LIMITED PARTNERSHIP
     Consolidated and Combined Historical, Including Predecessor Business Earnings to Combined Fixed Charges and Preferred Distributions Ratio

                                                                               Historical
                                                      ------------------------------------------------------------
                                                       09/30/98  09/30/97  12/31/97  12/31/96  12/31/95  12/31/94
                                                      ---------  --------- --------- --------- --------- ---------
                                                                              (Amounts in thousands)
REVENUES
  Rental income                                       $ 901,087  $ 482,980 $ 707,733 $ 454,412 $ 373,919 $ 220,727
  Fee income - outside managed                            4,204      4,364     5,697     6,749     7,030     4,739
  Interest income - investment in mortgage notes         14,405     14,821    20,366    12,819     4,862       -
  Interest and other income                              12,994      7,513    13,525     4,405     4,573     5,568
                                                      ---------  --------- --------- --------- --------- ---------
     Total revenues                                     932,690    509,678   747,321   478,385   390,384   231,034
                                                      ---------  --------- --------- --------- --------- ---------

EXPENSES
  Property and maintenance                              224,457    117,681   176,075   127,172   112,186    66,534
  Real estate taxes and insurance                        88,552     48,560    69,520    44,128    37,002    23,028
  Property management                                    38,278     18,765    26,793    17,512    15,213    10,249
  Property management - non-recurring                       -          -         -         -         -         879
  Fee and asset management                                3,289      2,523     3,364     3,837     3,887     2,056
  Depreciation                                          208,394    106,114   156,644    93,253    72,410    37,273
  Interest:
     Expense incurred                                   170,143     82,775   121,324    81,351    78,375    37,044
     Amortization of deferred financing costs             1,962      1,810     2,523     4,242     3,444     1,930
  General and administrative                             15,598     10,037    15,064     9,857     8,129     6,053
                                                      ---------  --------- --------- --------- --------- ---------
     Total expenses                                     750,673    388,265   571,307   381,352   330,646   185,046
                                                      ---------  --------- --------- --------- --------- ---------

Income before extraordinary items                     $ 182,017  $ 121,413 $ 176,014 $  97,033 $  59,738 $  45,988
                                                      =========  ========= ========= ========= ========= =========

Combined Fixed Charges and Preferred Distributions:
   Interest and other financing costs                 $ 170,143  $  82,775 $ 121,324 $  81,351 $  78,375 $  37,044
   Amortization of deferred financing costs               1,962      1,810     2,523     4,242     3,444     1,930
   Preferred distributions                               65,075     37,287    59,012    29,015    10,109       -
                                                      ---------  --------- --------- --------- --------- ---------

Total Combined Fixed Charges
 and Preferred Distributions                          $ 237,180  $ 121,872 $ 182,859 $ 114,608 $  91,928 $  38,974
                                                      =========  ========= ========= ========= ========= =========

Earnings before combined fixed charges
 and preferred distributions                          $ 354,122  $ 205,998 $ 299,861 $ 182,626 $ 141,557 $  84,962
                                                      =========  ========= ========= ========= ========= =========

Funds from operations before combined fixed
 charges and preferred distributions                  $ 562,516  $ 312,112 $ 456,505 $ 275,879 $ 213,967 $ 122,235
                                                      =========  ========= ========= ========= ========= =========

Ratio of earnings before combined fixed charges
 and preferred distributions to combined fixed
 charges and preferred distributions                       1.49       1.69      1.64      1.59      1.54      2.18
                                                      =========  ========= ========= ========= ========= =========

Ratio of funds from operations before combined fixed
 charges and preferred distributions to combined
 fixed charges and preferred distributions                 2.37       2.56      2.50      2.41      2.33      3.14
                                                      =========  ========= ========= ========= ========= =========
